EXHIBIT 16.1

September 26, 2007

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Pacific Biometrics, Inc.

Commission File Number 0-21537

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K/A to be filed on September 27, 2007.

Our independent auditor’s report on the financial statements of Pacific Biometrics, Inc. for the period ended June 30, 2006 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties. Our independent auditor’s report on the financial statements of Pacific Biometrics, Inc. for the period ended June 30, 2005 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than inclusion of an explanatory paragraph regarding doubt about the Company’s ability to continue as a going concern.

There were no disagreements with Pacific Biometrics, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington